Exhibit 99.1

ADMINISTAFF ANNOUNCES RECORD EARNINGS

•	Third quarter EPS up 65% on 19% revenue growth
•	Gross profit increases 24%
•	Year-to-date net income increases 74%

HOUSTON - Nov. 1, 2006 - Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today announced results for the third quarter and nine months ended Sept. 30, 2006. The company reported a 68.6% increase in third quarter net income from $7.2 million in the 2005 period to $12.1 million in the 2006 period. Diluted earnings per share increased from $0.26 in the 2005 period to $0.43, the highest quarterly earnings in the company’s history.

“Our excellent third quarter and year-to-date results demonstrate solid execution of our proven business model,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “High demand for our services from a growing target market and our consistently outstanding performance provide a promising outlook for growth and profitability in 2007 and beyond.”

Third Quarter Results

Revenues for the third quarter of 2006 increased 18.7% over the 2005 period to $338.4 million, due to a 13.3% increase in the average number of worksite employees paid per month and a 4.7% increase in revenues per worksite employee per month.

Gross profit increased 23.5% over the third quarter 2005 to $71.9 million due to: (i) the growth in worksite employees; (ii) an increase in the markup on the company’s HR services; and (iii) better-than-expected results from direct cost programs. The average gross profit per worksite employee per month increased to $234 in the 2006 period from $214 in the 2005 period. Operating expenses for the quarter increased 16.8% to $55.6 million, and included an additional accrual for incentive compensation tied to improved year-to-date operating results.

Operating income for the third quarter of 2006 increased 53.7% to $16.3 million, with an average operating income per worksite employee per month of $53 compared to $39 in the 2005 period.

Year-to-Date Results

For the nine months ended Sept. 30, 2006, the company reported a 74.0% increase in net income to $33.2 million compared to $19.1 million in the same period in 2005. Diluted earnings per share increased to $1.17 from $0.72 in the 2005 period.

Year-to-date revenues were $1.0 billion, a 20.0% increase over the 2005 period, which resulted from a 14.3% increase in the average number of worksite employees paid per month and a 5.0% increase in revenues per worksite employee per month. Gross profit for the nine months ended Sept. 30, 2006 increased 23.5% to $208.1 million. The average gross profit per worksite employee per month was $232, a 7.9% increase over the 2005 period.

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Administaff, Inc.
Administaff Announces Record Earnings

Year-to-date operating expenses increased 16.6% to $163.4 million. On a per worksite employee per month basis, operating expenses increased 2.2% over the 2005 period to $183. The resulting operating income for the nine months ended Sept. 30, 2006 was $44.7 million compared to $28.3 million in the 2005 period. Operating income per worksite employee per month increased 38.9% to $50.

“Continued double-digit unit growth, pricing strength and direct cost containment have given us the opportunity to further invest in growth, service and product initiatives, while still achieving 74% year-to-date earnings growth,” said Douglas S. Sharp, vice-president of finance, chief financial officer and treasurer. “These initiatives, including an increase slightly above our targeted 250 average trained sales representatives in the third quarter, have us well positioned for another strong fall selling season.”

Working capital has increased by approximately $20.2 million since Dec. 31, 2005, to $113.5 million. During the third quarter, Administaff repurchased 280,000 shares of its stock for approximately $9.9 million. This follows the repurchase of 300,000 shares at a cost of approximately $12.8 million, and the payoff of the company’s $32.3 million mortgage during the second quarter of 2006.

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Administaff, Inc.
Administaff Announces Record Earnings

2006 Outlook

Administaff also provided its outlook for the fourth quarter.

Fourth Quarter
Average worksite employees paid per month	105,500 - 106,000
Gross profit per worksite employee per month	$235 - $238
Operating expenses (in millions)	$57.8 - $58.3
Net interest income (in millions)	$2.6 - $2.8
Effective income tax rate	36.7%
Average outstanding shares (in millions)	28.1

In addition to the guidance provided above, the company will discuss its preliminary outlook for 2007 key metrics during its 10 a.m. ET conference call.

Conference Call

Administaff will be hosting a conference call today at 10 a.m. ET to discuss these results, provide guidance and answer questions from investment analysts. To listen in, call 800-435-1261 and use passcode 20234469. The call will also be webcast at http://www.administaff.com. To access the webcast, click on the Investor Relations section of the Web site and select “Live Webcast.” The conference call script will be available at the same Web site later today. A replay of the conference call will be available at 888-286-8010, passcode 62776356, for two weeks after the call. The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 41 sales offices in 22 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

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Administaff, Inc.
Administaff Announces Record Earnings

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) changes in our direct costs and operating expenses including, but not limited to, increases in health insurance premiums and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (iv) the effectiveness of our sales and marketing efforts; (v) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vi) our liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

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Administaff, Inc.
Administaff Announces Record Earnings

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Cash and cash equivalents	$107,185	$137,407
Restricted cash	34,858	27,580
Marketable securities	81,763	57,973
Accounts receivable	118,580	98,411
Prepaid expenses and other current assets	16,983	13,882
Income taxes receivable	1,768	—
Deferred income taxes	1,816	3,308
Total current assets	362,953	338,561

Property and equipment, net	81,861	83,620
Prepaid insurance	11,000	11,000
Deposits	45,018	56,375
Goodwill and other intangible assets	4,957	5,018
Other assets	678	865
Total assets	$506,467	$495,439

Liabilities and Stockholders’ Equity
Accounts payable	$3,392	$4,979
Payroll taxes and other payroll deductions payable	80,489	101,293
Accrued worksite employee payroll expense	101,352	78,393
Accrued health insurance costs	4,013	3,495
Accrued workers’ compensation costs	36,391	30,212
Accrued corporate payroll and commissions	14,422	17,801
Other accrued liabilities	8,840	7,453
Current portion of long-term debt	573	1,700
Total current liabilities	249,472	245,326

Long-term debt	1,316	33,190
Accrued workers’ compensation costs	37,321	32,692
Deferred income taxes	4,257	1,802
Total noncurrent liabilities	42,894	67,684

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	135,108	119,573
Treasury stock, cost	(58,073)	(45,614)
Deferred compensation expense	—	(2,931)
Accumulated other comprehensive income (loss), net of tax	(130)	(153)
Retained earnings	136,887	111,245
Total stockholders’ equity	214,101	182,429
Total liabilities and stockholders’ equity	$506,467	$495,439

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Administaff, Inc.
Administaff Announces Record Earnings

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2006	2005	Change	2006	2005	Change

Operating results:
Revenues (gross billings of $1.990 billion, $1.622 billion, $5.813 billion and $4.756 billion, less worksite employee payroll cost of $1.652 billion, $1.337 billion, $4.776 billion and $3.892 billion, respectively)	$338,421	$285,202	18.7%	$1,036,835	$864,062	20.0%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	266,557	227,031	17.4%	828,762	695,528	19.2%
Gross profit	71,864	58,171	23.5%	208,073	168,534	23.5%
Operating expenses:
Salaries, wages and payroll taxes	30,393	25,471	19.3%	88,057	73,436	19.9%
Stock-based compensation	1,011	360	180.8%	2,368	1,765	34.2%
General and administrative expenses	14,722	12,476	18.0%	44,573	39,077	14.1%
Commissions	2,722	2,610	4.3%	8,264	7,462	10.7%
Advertising	2,819	2,956	(4.6)%	8,521	7,355	15.9%
Depreciation and amortization	3,896	3,693	5.5%	11,620	11,099	4.7%
Total operating expenses	55,563	47,566	16.8%	163,403	140,194	16.6%
Operating income	16,301	10,605	53.7%	44,670	28,340	57.6%
Other income (expense):
Interest income	2,567	1,645	56.0%	8,384	4,097	104.6%
Interest expense	(14)	(594)	(97.6)%	(1,076)	(1,709)	(37.0)%
Other, net	13	(84)	(115.5)%	125	(97)	(228.9)%
Income before income tax expense	18,867	11,572	63.0%	52,103	30,631	70.1%
Income tax expense	6,754	4,389	53.9%	18,952	11,574	63.7%
Net income	$12,113	$7,183	68.6%	$33,151	$19,057	74.0%
Diluted net income per share of common stock	$0.43	$0.26	65.4%	$1.17	$0.72	62.5%
Diluted weighted average common shares outstanding	28,259	27,316		28,402	26,458

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Administaff, Inc.
Administaff Announces Record Earnings

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2006	2005	Change	2006	2005	Change

Statistical data:
Average number of worksite employees paid per month	102,530	90,493	13.3%	99,459	87,030	14.3%
Revenues per worksite employee per month (1)	$1,100	$1,051	4.7%	$1,158	$1,103	5.0%
Gross profit per worksite employee per month	234	214	9.3%	232	215	7.9%
Operating expenses per worksite employee per month	181	175	3.4%	183	179	2.2%
Operating income per worksite employee per month	53	39	35.9%	50	36	38.9%
Net income per worksite employee per month	39	26	50.0%	37	24	54.2%

(1) Gross billings of $6,470, $5,976, $6,494 and $6,072 per worksite employee per month, less payroll cost of $5,370, $4,926, $5,335 and $4,969 per worksite employee per month, respectively.

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Administaff, Inc.
Administaff Announces Record Earnings

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended			Nine months ended
	September 30,			September 30,
	2006	2005	Change	2006	2005	Change

Payroll cost (GAAP)	$1,651,694	$1,337,230	23.5%	$4,775,737	$3,891,756	22.7%
Less: Bonus payroll cost	120,620	71,302	69.2%	382,728	302,877	26.4%
Non-bonus payroll cost	$1,531,074	$1,265,928	20.9%	$4,393,009	$3,588,879	22.4%

Payroll cost per worksite employee (GAAP)	$5,370	$4,926	9.0%	$5,335	$4,969	7.4%
Less: Bonus payroll cost per worksite employee	392	263	49.0%	427	387	10.3%
Non-bonus payroll cost per worksite employee	$4,978	$4,663	6.8%	$4,908	$4,582	7.1%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Nine months ended September 30,
	2006	2005

Net income (GAAP)	$33,151	$19,057
Interest expense	1,076	1,709
Income tax expense	18,952	11,574
Depreciation and amortization	11,620	11,099
EBITDA	$64,799	$43,439

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

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Administaff, Inc.
Administaff Announces Record Earnings

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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